TERMINATION AGREEMENT, dated as of December 15, 2010 (the “Agreement”), by and between STEM CELL ASSURANCE, INC., a Nevada corporation (the “Company”), and GLORIA MCCONNELL (the “Executive”).

RECITALS

WHEREAS, the Executive serves as President and a director of the Company.

WHEREAS, the Company and the Executive desire that the Executive’s employment and directorship terminate upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, upon the agreements and covenants set forth herein, the parties hereto agree as follows:

1. RESIGNATION; SEVERANCE; COMPANY COVENANTS.

1.1 The Executive hereby resigns as President and a director of the Company and any and all of its subsidiaries effective as of the Agreement Effective Date (as hereinafter defined).

1.2 Subject to the terms and conditions of this Agreement, effective with the Agreement Effective Date, the Company agrees to pay to the Executive, as severance, the aggregate amount of one hundred twenty thousand dollars ($120,000) (the “Severance Amount”) payable in forty-eight (48) equal installments in accordance with the Company’s standard payroll practices and subject to all applicable withholding requirements.  If Employee dies before payment in full, the remaining payments shall be made to her designated beneficiary or, if no beneficiary has been designated, then to her estate.

1.3 The Company acknowledges that the Executive has personally guaranteed the payments charged on a VISA credit card issued by Bank of America to the Company ending in 3012.  The current outstanding balance of the credit card is $20,151.81.  The Company will assure that the minimum balance or more shall be timely paid each month.  In the event that the Executive pays any portion of such outstanding amount pursuant to her guaranty, the Company will promptly indemnify her for such payment.

1.4 The Company acknowledges that, in October 2010, the Executive transferred to the Company 12,576,811 shares of Common Stock of the Company (the “Transferred Shares”) in order to enable the Company to fulfill its obligation to issue shares to third parties.  The parties acknowledge that the Company’s Board of Directors has determined, subject to shareholder approval, to increase the number of shares of Common Stock which the Company will be authorized to issue from 500,000,000 to 800,000,000 (the “Authorized Capitalization Increase”).  The Company agrees that, in the event that the Authorized Capitalization Increase is approved by the Company’s shareholders, then, following the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with respect thereto and subject to the terms and conditions hereof, the Company will issue to the Executive a certificate in the amount of the Transferred Shares.

1.5 The amount to be paid to the Executive pursuant to Section 1.2 hereof and the Executive’s rights under Sections 1.3 and 1.4 hereof shall constitute the sole and exclusive rights and remedy of the Executive, and the Executive shall not be entitled to any other or further compensation, rights or benefits hereunder, including accrued and unpaid salary, reimbursement of expenses, or issuance of shares, or otherwise, subject to any rights under COBRA.

2. WAIVER AND RELEASE.  As consideration for this Agreement and the rights granted to the Executive herein, the Executive hereby makes the following acknowledgments and agreements.  For purposes of this Section 2, the term “Company” shall include the Company and each and every of  its subsidiaries, affiliates, divisions, parents, and respective predecessors, successors and assigns and their respective directors, officers, representatives, shareholders, members, managers, agents, employees, consultants and independent contractors, past, present and future.

2.1 The terms and conditions of this Agreement have been fully explained to the Executive and she has entered into this Agreement with the assistance and advice of counsel.

2.2 The Executive has been advised that she has twenty-one (21) days to consider this Agreement and decide for herself whether or not she wants to sign it and she has signed it knowingly and voluntarily.

2.3 The Executive has consulted with an attorney of her choice concerning this Agreement and the implications to the Executive of signing or not signing it.

2.4 The Executive has carefully considered other alternatives to executing this Agreement, and has decided that she wants to sign it.

2.5 The Executive is entitled to change her mind and revoke this Agreement within seven (7) days of signing it (the “Revocation Period”).  This Agreement will not become effective and the Executive will not receive any of the benefits set out herein until the eighth day after the Executive signs it (the “Agreement Effective Date”).  Any revocation within the Revocation Period must be submitted, in writing, to the Chief Executive Officer of the Company and state, “I hereby revoke my acceptance of the Termination Agreement between the Company and me.”  The revocation must be received by the Chief Executive Officer by the end of the Revocation Period.  If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in the state of Florida, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday and the Agreement Effective Date shall be likewise extended.  In the event of a timely revocation by the Executive, this Agreement shall be deemed null and void.

2.6 By entering into this Agreement, the parties do not admit, and specifically deny, any liability or wrongdoing, or violation of any law, statute, order, regulation or policy.

2.7 The Executive acknowledges that she knows that there are various federal, state and local laws which prohibit employment discrimination on the basis of age, sex, race, color, creed, national origin, marital status, religion, disability or veteran status and that these laws are enforced through the Federal Equal Employment Opportunity Commission, the Florida Commission on Human Relations and various city, county and local human rights agencies.  In addition, the Executive acknowledges that she knows that there are other federal, state and local laws of other types or description regarding employment, including, but not limited to, claims arising from or derivative of the Executive’s employment with the Company.  For the consideration set forth in this Agreement, to which the Executive is not otherwise entitled, the Executive intends to voluntarily give up any rights she may have under these or any other law with respect to her employment with the Company or the cessation of her employment, including her rights under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et. seq. (“ADEA”), and Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et. seq. (“Title VII”).  The parties agree that this is not an acknowledgment that the Company has violated any law or regulation and the Company specifically denies having done so.

2.8 The consideration set forth herein is in full and complete satisfaction of all claims whatsoever. The Executive hereby releases, waives, and forever discharges any and all claims of any kind against the Company and each and every of  its subsidiaries, affiliates, divisions, parents, and respective predecessors, successors and assigns and their respective directors, officers, representatives, shareholders, members, managers, agents, employees, consultants and independent contractors, past, present and future, arising from the Executive’s employment and/or separation from employment with the Company, or from any other matter whatsoever up to and including the date of this Agreement, whether known or unknown, that she may have or had, including, but not limited to, fraud, claims arising under ADEA, Title VII, the Civil Rights Act of 1866, 42 U.S.C. §1981, 42 U.S.C. §1983, The Equal Pay Act, as amended, 29 U.S.C. §206(d)(1), the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et. seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et. seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et. seq., the Civil Rights Act of 1991, 105 Stat. 1071, Executive Order 11246, and any other federal, state and local fair employment practice law, workers’ compensation law, unemployment insurance law, and any other employee relations duties and obligations, whether imposed by express or implied contract, tort (including, but not limited to, all intentional torts, negligence, negligent hiring, training, supervision or retention), common law, equity, public policy statute, executive order or law, any claims for physical or emotional distress or injuries, or any other duty obligation of any kind or description, as well as any rights or claims the Executive or her attorney or other representative have or may have for costs, expenses, attorneys’ fees or otherwise.

2.9 This Agreement has been executed freely, knowingly and voluntarily by the Executive without duress, coercion, or undue influence, with a full understanding of its terms.  The Executive acknowledges and agrees that, prior to executing this Agreement, she has been provided with sufficient time in which to consider this Agreement and that, in deciding to execute this Agreement, she has relied on her own judgment and further acknowledges that she is fully aware of its contents and of its legal effects.

2.10 BY SIGNING THIS AGREEMENT, THE EXECUTIVE STATES THAT: SHE HAS READ IT; SHE UNDERSTANDS IT AND KNOWS THAT SHE IS GIVING UP IMPORTANT RIGHTS; SHE AGREES WITH EVERYTHING IN IT; SHE WAS TOLD, IN WRITING, TO CONSULT AN ATTORNEY BEFORE SIGNING IT; SHE HAS BEEN ADVISED THAT SHE HAS 21 DAYS TO REVIEW THE AGREEMENT AND THINK ABOUT WHETHER OR NOT SHE WANTS TO SIGN IT; AND SHE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

3. RESTRICTIVE COVENANTS.  In consideration of the Company’s covenants set forth in Sections 1.2 through 1.4, and in order to induce the Company to execute this Agreement, the Executive agrees as set forth below.  For purposes of this Section 3, the term “Company” shall include the Company and each and every of  its subsidiaries, affiliates, divisions, parents, and respective predecessors, successors and assigns and their respective directors, officers, representatives, shareholders, members, managers, agents, employees, consultants and independent contractors, past, present and future.

3.1 The Executive agrees that she will not in any way disparage the Company, or make or solicit any comments, statements or the like, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company.  The Executive similarly agrees not to otherwise take or condone any action which is intended, or would reasonably be expected, to harm the Company, to impair the Company’s reputation, or to lead to unwanted or unfavorable publicity to the Company.

3.2 The Executive will not at any time within two (2) years of the date hereof, without the prior written consent of the Company (which consent the Executive acknowledges and agrees will require the approval of the Board of Directors of the Company), directly or indirectly, whether individually or as a principal, officer, stockholder, equity participant, employee, partner, joint venturer, member, manager, director or agent of, or lender, consultant or independent contractor to, any entity, or in any other capacity, other than on behalf of or for the benefit of the Company, or any entity over which the Company has control:

(a) anywhere in the Western Hemisphere, engage or participate in a business which is similar to or competitive with, directly or indirectly, the current or proposed business of the Company (as described in Exhibit A attached hereto), and shall not make any investments in any such similar or competitive entity, except that the foregoing shall not restrict the Executive from acquiring up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or Nasdaq;

(b) cause or seek to persuade any director, officer, employee, customer, client, account, agent or supplier of, or consultant or independent contractor to, the Company, or others with whom the Company has had a business relationship (collectively, “Business Associates”), to discontinue or materially modify the status, employment or relationship of such person or entity with the Company following the date hereof, or to become employed in any activity similar to or competitive with the business activities of the Company;

(c) cause or seek to persuade any prospective customer, client, employee, officer, director, account or other Business Associate of the Company (which at the date hereof was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;

(d) except with the written consent of the Chief Executive Officer of the Company (which consent may be withheld in his sole discretion), hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company (except that the Executive may associate in a business relationship with Tommy Berger; provided however, that the foregoing shall not be construed to limit the Executive’s obligations under the other paragraphs of this Section 3.2 or the other restrictions of this Section 3); or

(e) solicit or cause or authorize to be solicited, or accept, for or on behalf of the Executive or any third party, any business from, or the entering into a business relationship with, (I) others who are, or were within one (1) year prior to the date hereof, a customer, client, account or other Business Associate of the Company or (II) any prospective customer, client, account or other Business Associate of the Company which at or about the date hereof was actively being solicited by the Company.

3.3 (a)           From and after the date hereof, the Executive will treat and hold in confidence and not disclose any and all Confidential Information (as hereinafter defined) and refrain from using any of the Confidential Information, and shall deliver promptly to the Company or destroy, at the written request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in her possession.  In the event that the Executive is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, she will notify the Company promptly of the request or requirement so that the Company may seek a protective order.

(b) For purposes hereof, the term “Confidential Information” shall mean (i) the terms and provisions of this Agreement and (ii) confidential or proprietary information and trade secrets of the Company including, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, forms, concepts, sales presentations, marketing programs, marketing strategy, business practices, bidding information, methods of operation, trademarks, patents, patent applications, other intellectual property rights, licenses, software and other technical information, customer leads, supplier lists, supplier leads, contract proposals, documents identifying  past, present and future customers, hiring and training methods, personnel records, investment policies, pricing and cost information, financial and other confidential and proprietary information concerning the Company’s operations and expansion plans, other trade secrets, any analyses, compilations or reports with regard to the foregoing, and all other information relating to the Company, whether such information is in written form or on magnetic tape, floppy disks, cd-roms or other means of storing electronic data. Confidential Information shall not include any information (i) which has been publicly disclosed by means other than by a breach of a confidentiality agreement, or (ii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

3.4 The parties recognize that, because of the nature of the subject matter of this Section 3, it would be impracticable and extremely difficult to determine actual damages to the Company in the event of a breach or threatened breach of any provision hereof by the Executive.  Accordingly, in such event, the Company shall have the following rights and remedies:

(a) The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, by way of injunctive relief or otherwise, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that money damages will not provide an adequate remedy to the Company and that the Company shall not be required to post any bond or other security in connection therewith;

(b) The right and remedy to require the Executive to account for and pay over to the Company all monies and other consideration derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of this Section 3, and the Executive hereby agrees to account for and pay over such monies and other consideration to the Company; and

(c) The right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights hereunder.

3.5 Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

3.6 The Executive shall not, without the prior written consent of the Company, sell, transfer or otherwise dispose of, directly or indirectly, any securities of the Company during the 180 day period following the consummation of any public or private offering of the Company’s securities, or other Company financing, or for such longer period of time as any of the Company’s officers and/or directors so agree.  The underwriters, placement agents and/or subscribers in connection with such offering or financing are intended third-party beneficiaries of this Section 3.6 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party to this Agreement.  The Executive shall execute such agreements as may be reasonably requested by the underwriters, placement agents and/or subscribers in connection with such offering or financing that are consistent with this Section 3.6 or that are necessary to give further effect thereto.

3.7 The Executive agrees that, from and after the Agreement Effective Date, she shall not, directly or indirectly, sell, transfer or otherwise dispose of (a) more than two hundred fifty thousand (250,000) shares of Common Stock of the Company on any particular day and/or (b) more than five million (5,000,000) shares of Common Stock of the Company during any three (3) calendar month period (in each case subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations and the like).  The foregoing restriction is in addition to the volume limitations provided for under applicable law.  Concurrently with the execution of this Agreement, the Executive is delivering to the Company the certificates representing all shares of stock owned, directly or indirectly, by her so that a legend may be placed on such certificates with respect to the foregoing restrictions.  Such legend shall also be placed on the certificate evidencing the Transferred Shares.

3.8 The restrictive covenants contained in this Agreement are material elements of the consideration to be paid by the Company under this Agreement and are reasonable and properly required for the adequate protection of the Company.

3.9 The Executive understands that, in the event of any violation of the covenants set forth in this Section 3, the Company’s obligation to pay the Severance Amount shall terminate and be of no further force or effect, and the Executive shall be obligated to reimburse the Company for all Severance Amounts paid and return all of the Transferred Shares.

4. COOPERATION. The Executive agrees to provide, for a period of one year following the Agreement Effective Date, reasonable support and cooperation to the Company, including litigation support, concerning any business matter of which she has knowledge by virtue of her employment with the Company prior to the date hereof.

5. AFFIRMATIONS.  The Executive affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum.  The Executive furthermore affirms that she has no known workplace injuries or occupational diseases.

6. RETURN OF PROPERTY.  The Executive certifies that she has returned all Company property, including, without limitation, office, door and file keys, identification cards, credit cards, business cards, computer access codes, instructional manuals, any cell phones or computers the Company purchased for her use, and any bank wiring code devices.

7. CHOICE OF LAW; JURISDICTION; WAIVER OF TRIAL BY JURY.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding choice of law principles thereof.  The Company and the Executive hereby irrevocably consent and submit to the exclusive jurisdiction of any federal or state court located within Palm Beach County, Florida over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any legal action related thereto may be heard and determined in such courts.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  In connection with any controversy arising out of or relating to the Agreement, each of the Company and the Executive irrevocably (a) consents to service of process out of the aforementioned courts, (b) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT IT OR SHE MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS, (c) agrees that service of process in any such action may, to the fullest extent permitted by applicable law, be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its or her address as provided in Section 11, and (d) agrees that nothing in the Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

8. ENTIRE AGREEMENT.  This Agreement contains the full and complete understanding and agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior or contemporaneous written or oral understandings or agreements with respect to the subject matter hereof.  No modification of this Agreement shall be binding unless made in writing and signed by the party sought to be charged.

9. BINDING EFFECT.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and legal representatives.

10. WAIVER; SEVERABILITY.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

11. NOTICES; DELIVERIES.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, or overnight mail or courier as follows:

If to the Company:

200 Glades Road, Suite 2
Boca Raton, Florida  33432
Attn:  Chief Executive Officer

with a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York  11554
Attention:  Fred Skolnik, Esq.

If to the Executive, at:

1260 NW 16th Street
Boca Raton, Florida  33486

with a copy to:

Rosenfeldt & Birken, P.A
100 SE 3rd Ave, Suite 1300
Fort Lauderdale, Florida 33394
Attention: Stuart A. Rosenfeldt, Esq.

or such other address as shall be furnished in writing by either party, and any notice, delivery or communication given pursuant to the provisions hereof shall be deemed to have been given as of the date delivered or so mailed or transmitted.

12. COUNTERPARTS; HEADINGS.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement.  The headings contained in this Agreement are solely for the convenience of the parties, and are not intended to and do not limit, construe or modify any of the terms and conditions hereof.

13. INJUNCTIVE RELIEF. The Executive acknowledges and agrees that, in the event she shall violate any of the restrictions of Section 3 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive relief in any court of competent jurisdiction without the necessity of proving damages or posting a bond or other security and without prejudice to any other remedies which it may have at law or in equity.  The Executive acknowledges and agrees that any such relief may be sought in, and for such purpose the Executive consents to the jurisdiction of, the courts of the State of New York.

14. FACSIMILE; EMAIL.  Signatures hereon which are transmitted via facsimile, email or other electronic image shall be deemed original signatures.

15. REPRESENTATION BY COUNSEL; INTERPRETATION.  Each party acknowledges that it or she has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STEM CELL ASSURANCE, INC.

By:	/s/ Mark Weinreb
Mark Weinreb, Chief Executive Officer

By:	/s/ Gloria McConnell
Gloria McConnell

STATE OF  FLORIDA                   )
           ) ss:
COUNTY OF BROWARD             )

On the 15th day of December in the year 2010, before me, the Executive, a Notary Public in and for said state personally appeared Mark Weinreb, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity and that by her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Grace Martin
Notary Public: State of Florida

STATE OF FLORIDA                    )
           ) ss:
COUNTY OF BROWARD             )

On the 15th day of December in the year 2010, before me, the Executive, a Notary Public in and for said state personally appeared Gloria McConnell, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity and that by her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Grace Martin
Notary Public: State of Florida

Exhibit A

Description of Business

1. Adult stem cell processing and storage facility as well as for the development of stem cell treatment protocols, stem cell based IP, and potential research applications.

2. Stem cell skin care products or any cosmetic product, or any product that includes any form of cells or stem cells derived from any source.

3. Stem cell therapy, treatments or facilities providing treatments that include, but not limited to, facial cosmetic/aesthetic, orthopedic, or any cellular based therapies or treatment.

4. Liposuction centers or locations or physician offices where the collection of adipose (fat) tissue are used in cosmetic treatments or for the separation and cryopreservation of stem cells.

5. Any medical device or equipment used or developed in the future pertaining to use in the stem cell field.

6. Any other business whose primary activity is in the stem cell sector.